Exhibit 3.1
CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF DESIGNATIONS
OF
SERIES A CONVERTIBLE PERPETUAL PREFERRED STOCK,
PAR VALUE $0.00001 PER SHARE,
OF
BLEND LABS, INC.

Blend Labs, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), does hereby certify as follows:
FIRST: The Certificate of Designations of Series A Convertible Perpetual Preferred Stock, Par Value $0.00001 Per Share, of the Corporation (the “Certificate of Designations”) was filed with the Secretary of State of the State of Delaware on April 29, 2024.
SECOND: Pursuant to Section 242 of the Delaware General Corporation Law (the “DGCL”), this Certificate of Amendment to the Certificate of Designations hereby amends and restates Section 12(b)(i) of the Certificate of Designations to read in its entirety as follows:
“(i) any amendment, modification, alteration, repeal or waiver (whether by merger, consolidation or otherwise) of any provision of (A) the Certificate of Incorporation (other than this Certificate of Designations) or Bylaws that would have an adverse effect on the rights, preferences, privileges or powers (voting or otherwise) of the Series A Preferred Stock or the Holders thereof or (B) any provision of this Certificate of Designations;”

THIRD: This Certificate of Amendment to the Certificate of Designations has been duly adopted in accordance with Section 242 of the DGCL.
FOURTH: This Certificate of Amendment to the Certificate of Designations was approved by the holders of the requisite number of shares of the Company in accordance with Section 228 of the DGCL.
IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to the Certificate of Designations to be signed this 18th day of June, 2024.

BLEND LABS, INC. /s/ Nima Ghamsari By: Nima Ghamsari Title: Chief Executive Officer